SPRINGLEAF FINANCE CORPORATION ANNOUNCES PRICING OF ITS OFFERING OF SENIOR NOTES

EVANSVILLE, INDIANA. May 21, 2013  – Springleaf Finance Corporation  (the “Company”) announced today it priced $300 million aggregate principal amount of 6.00% senior notes due 2020 (the “Notes”) in connection with its previously announced private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering has been upsized from the $250 million proposed offering previously announced. The closing of the offering is expected to occur on May 29, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering for general corporate purposes.

The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

Forward Looking Statements.

Certain statements in this press release constitute "forward-looking statements" relating to the offering of the Notes and the anticipated use of net proceeds therefrom. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering. No assurance can be given that the offering of Notes discussed above will be consummated on the terms described or at all. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.